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                                                                     Exhibit 8.1

DRAFT
BBSMOLIAR
081996

          [BLACKWELL SANDERS MATHENY WEARY & LOMBARDI L.C. LETTERHEAD]



                                     , 1996

Associated Wholesale Grocers, Inc.
5000 Kansas Avenue
Kansas City, Kansas 66103
Attention: Francis Pellegrino Puhl, Esq.

Ladies and Gentlemen:

     You have asked for our opinion about certain federal income tax consequences of the transactions (the "Transactions") described below, which are more fully described in the Proxy Statement/Prospectus of Associated Wholesale Grocers Group, Inc. ("AWG Group") dated as of _____________, 1996 (the "Prospectus") filed as part of the Registration Statement on Form S-4 filed by
AWG Group on ___________, 1996 (the "Registration Statement").   All capitalized
terms used herein, unless otherwise specified, have the meanings assigned to them in the Prospectus.

     In rendering our opinion, we have examined and relied on the accuracy and completeness of the facts, information, covenants and representations contained in the Prospectus, the Agreement and Plan of Merger between AWG Group and Associated Wholesale Grocers, Inc. ("AWG") dated as of _____________, 1996 (the "Merger Agreement") and originals, or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed necessary or appropriate as the basis for our opinion. We have also made certain assumptions, which are described below. Our opinion is conditioned on, among other things, the accuracy of such facts, information, covenants, representations and assumptions as of the time the Merger Agreement is consummated.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the Merger Agreement will be consummated in accordance with its terms and as described in the Prospectus.

     In rendering our opinion we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under
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the Code, pertinent judicial authorities, interpretive rulings of the Internal
Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                               The Transactions
                               ----------------

     The following summarizes the Transactions and related facts.

     AWG is a corporation organized under Missouri law and operating as a wholesale grocery distributor for the benefit of its shareholders. Its outstanding stock consists of Class A voting common stock ("Class A") and Class B nonvoting common stock ("Class B"). Class A is owned by retail grocers who purchase inventory from AWG and is divided equally among the shareholders.
Class B is owned only by Class A holders, but not all Class A holders own Class
B. No holder of Class A or Class B is a dealer in AWG stock. AWG's bylaws require the redemption of both Class A and Class B for book value from retailers who tender their shares. All shareholders are entitled to distributions from AWG based solely on the volume of their purchases from AWG, and AWG reduces its taxable income for Federal income tax purposes by the amounts of these distributions pursuant to section 1382(b) of the Code.

     In August of 1996, AWG formed AWG Group as a wholly owned subsidiary under Kansas law and AWG Group formed AWG Merger Corp. as a wholly owned subsidiary under Missouri law. Before the transactions contemplated by the Merger Agreement AWG Group and AWG Merger Corp. had only nominal assets and liabilities. Under the Merger Agreement AWG Merger Corp. will merge with AWG (the "Merger"); AWG will survive; AWG Group will become the sole shareholder of AWG; shares of AWG Group held by AWG and shares of AWG Merger Corp. held by AWG Group will be canceled, and each share of Class A and Class B will be converted into a certain number of shares of the single class of AWG Group Common Stock. The terms of the Merger Agreement do not call for the issuance of fractional shares of AWG Group Common Stock or cash in lieu thereof. Shareholders of AWG will also receive additional AWG Group Common Stock based on the historical volume of their qualifying purchases from AWG. At the same time AWG Group will offer shares of its common stock in an underwritten firm commitment public offering in which the underwriters will purchase AWG Group Common Stock for their own account but will have only transitory ownership. After the Merger Agreement is consummated, AWG will terminate any obligations to make distributions to shareholders based on patronage or to redeem stock.

                                  Assumptions
                                  -----------

     We have made the following assumptions:

          1. No stock or securities will be issued for services rendered to or for the benefit of AWG Group or AWG in connection with the Merger. AWG Group does

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     plan to issue stock options to employees pursuant to incentive plans on and after the date of the Merger.

          2. No stock or securities will be issued for indebtedness of AWG Group in the Transactions.

          3. The Transactions will not involve any transfers of receivables or payables.

          4. No patents, patent applications, copyrights, franchises, trademarks, trade names, or technical "know-how" is being transferred in exchange for stock in the Transactions.

          5.  All of the stock being transferred to AWG Group is common stock.

          6. The shareholders of AWG will not retain any rights in the stock of AWG that they transfer to AWG Group except their rights as shareholders in AWG Group itself.

          7. The only solicitation by a promoter, broker, or investment house that affected the Transactions is the work of Lazard Freres & Co. LLC, Smith Barney, Inc., and George K. Baum & Company and the members of their syndicate in organizing the public offering of the AWG Group Common Stock.

          8. The shareholders of AWG will receive solely AWG Group Common Stock in exchange for their stock and other rights in AWG. The shareholders of AWG have no plan to dispose of as much as 50% of the shares of AWG Group Common Stock that they receive in the Transactions and changes in the share holdings of AWG during the past five years have not involved as much as 50% of the outstanding shares.

          9. AWG Group will not assume any debt or take any AWG Common Stock subject to debt in the Transactions. There is no indebtedness between the shareholders of AWG and AWG Group and the transaction will not create any indebtedness in favor of the shareholders of AWG.

          10. All of the transactions, including the Merger and the public offering, will occur under a plan agreed upon before the Transactions in which the rights of the parties are defined. The Merger and the public offering will occur on approximately the same date. No stock will be placed in escrow or be issued later under a contingent stock arrangement.

          11. AWG Group has no plan or intention to redeem or otherwise reacquire any stock to be issued in the Transactions. Taking into account any issuance of additional shares of AWG Group Common Stock, any issuance of stock for services, the exercise of any stock rights, warrants, or subscriptions, the public offering of AWG Group

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     Common Stock, and the sale, exchange, transfer by gift, or other disposition of any stock of AWG Group to be received in the Merger or the public offering, the transferors to AWG Group will own stock possessing more then 80% of the total combined voting power of all classes of voting stock of AWG Group immediately after the transfers; there will be no nonvoting stock of AWG Group.

          12. Each former AWG Shareholder will receive stock of AWG Group that represents a fair and reasonable allocation of the shares of AWG Group among former AWG shareholders; all other transferors will receive stock of AWG Group with a fair market value approximately equal to the cash they will pay for those shares.

          13. AWG Group will remain in existence and retain the use of the stock of AWG in its role as a holding company. AWG Group has no plan or intention to dispose of the stock of AWG.

          14. All of the parties to the Transactions will pay their own expenses.

          15. After the Transactions AWG Group will not be a regulated investment company or a real estate investment trust, and less than 80% of its assets will consist of readily marketable securities or interests in regulated investment companies or real estate investment trusts.

          16. None of the transferors is under the jurisdiction of a court in an insolvency proceeding except for Homeland Stores, Inc., which is being reorganized under Chapter XI of the Bankruptcy Code and will exchange 15 shares of Class A representing less than 1% of the total outstanding Class A for shares of AWG Group Common Stock representing less than 10% of the shares to be issued in the Merger.

          17. AWG Group will not elect to be taxed as a "small business corporation."

          18. No substantial part of AWG's activities will consist of the performance of personal services, although AWG will offer operational advice and similar services to retailers.

                                    Opinion
                                    -------

     In our opinion the consummation of the Merger Agreement and the public offering of the shares of AWG Group Common Stock will constitute parts of a tax-free exchange described in section 351(a) of the Code. Consequently:

               (1) Under section 351(a) of the Code shareholders of AWG will not recognize gain or loss on the receipt of AWG Group Common Stock upon consummation of the Merger Agreement.

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               (2) AWG will not recognize gain or loss as a result of the consummation of the Merger Agreement.

               (3) Under section 358 of the Code, the basis of AWG Group Common Stock in the hands of former shareholders of AWG will equal the basis of Class A and Class B exchanged for that AWG Group Common Stock.

               (4) Under section 1223(1) of the Code the holding period of AWG Group Common Stock received by shareholders of AWG upon consummation of the Merger Agreement will include the holding period of the Class A and Class B exchanged for that AWG Group Common Stock.

               (5) The consummation of the Merger Agreement will not affect the basis or holding period of the assets of AWG.

     Except as set forth above, we express no opinion to any party as to the consequences of the consummation of the Merger Agreement or the other transactions described in this letter. We consent to the filing of this opinion as an Exhibit to the Registration Statement and to references to this opinion and to Blackwell Sanders Matheny Weary & Lombardi L.C. in the Prospectus. In giving this consent, we do not admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. Except as stated in this paragraph, this opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express consent.



                                       Very truly yours,

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